Exhibit 10.1

Akebia Therapeutics, Inc. 245 First Street Cambridge, MA 02142 T: +1 617.871.2098 F: +1 617.871.2099 www.akebia.com

June 11, 2020

Dear David:

It is my pleasure to extend the following offer of employment to you on behalf of Akebia Therapeutics, Inc. (“Akebia” or the “Company”). Akebia is proud of its achievements to date and we are looking to individuals such as you to play a supporting role in advancing our exciting product candidates.

This offer letter (the “Offer Letter”) confirms to you Akebia’s offer of employment, the terms of which are as follows:

1. Position. You will be employed in the full-time, salaried exempt position of Sr. Vice President, Chief Financial Officer and Treasurer reporting to John Butler, based in our Cambridge, Massachusetts office. We expect that you will perform any and all duties and responsibilities typically associated with your position, and any other duties assigned to you, in a satisfactory manner and to the best of your abilities at all times. As you progress with the Company, your position, location, reporting structure and assignments are, of course, subject to change.

2. Start Date/Relocation. Your employment will begin on June 29, 2020 (“Start Date”).

3. Compensation.
        Your initial compensation will include the following:
(i)  You will be paid a base salary of $460,000 per year, paid bi-weekly;
(ii)  You will be considered annually for a performance-based, cash bonus of up to 40% of your base salary; and
(iii)  Subject to approval by the Company’s Compensation Committee, you will be granted a non-statutory option (the “Option”) to purchase 280,000 shares of common stock of the Company (the “Common Stock”) on the last trading day of the calendar month in which your Start Date occurs (the “Grant Date”), with an exercise price equal to the closing price of the Common Stock on The NASDAQ Global Market on the Grant Date, subject to the terms of a stock option agreement between you and the Company. Subject to approval by the Company’s Compensation Committee, the Option, unless earlier terminated or forfeited, will vest as follows: 25% of the shares will vest and become exercisable on the first anniversary of the Grant Date; thereafter, the remaining 75% of the shares will vest and become exercisable ratably on the first day of each calendar quarter between the one-year anniversary of the Grant Date and the fourth anniversary of the Grant Date. Vesting will be contingent on your continuous employment with the Company.

4. Benefits. As a full-time employee, during your employment with the Company you will be entitled to participate in all applicable benefit programs currently offered by Akebia and for which you are eligible. The Company is committed to providing competitive benefits to its employees. The Company currently offers health care and dental insurance to full-time

Akebia Therapeutics, Inc. 245 First Street Cambridge, MA 02142 T: +1 617.871.2098 F: +1 617.871.2099 www.akebia.com employees (and their spouses and dependents) and a 401(k) savings plan, which allows employees to contribute a portion of their pre-tax wages to a retirement account, up to the maximum permitted by law. The Company will also provide you with paid time off (PTO) in accordance with its policies, plus those holidays observed by the Company. Your eligibility to participate in and receive any particular benefit is subject to, and governed solely by, the applicable plan document. We will provide separately more detailed information regarding the current terms and conditions of our benefit plans, and information regarding any future additions or modifications to our benefit plans will be provided when available. The Company reserves the right to modify, change or terminate its benefits and benefit plans from time to time in its sole discretion.

5. Taxes. All forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable taxes and other withholdings and deductions. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors (or any of its or their respective agents, delegates and representatives) related to tax liabilities arising from your compensation.

6. Contingencies. Pursuant to the Immigration and Reform Control Act of 1986, and within three days after your Start Date, you must provide sufficient documentation of your ability to work legally in the U.S. This employment offer is also contingent upon the results of any reference and background checks.

7. Employment at Will. This offer of employment is not intended to create a contract of employment. Your employment will be at-will and both you and Akebia will have the right to terminate the employment relationship at any time, with or without reason or notice.

8. Covenants. This offer of employment is contingent upon your execution of an Employee Agreement (Confidentiality, Non-Solicitation, Non-Competition and Developments Agreement), a copy of which will be provided to you and which you must sign and return prior to your Start Date.

9. Entire Agreement, Amendments. This Offer Letter constitutes the complete agreement between you and the Company, contains all of the terms of your employment with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. No variations, modifications or amendments to this Offer Letter shall be deemed valid unless reduced to writing and signed by the Company and you, provided that your employment will remain at-will unless otherwise set forth in a writing signed by the Company’s Chief Executive Officer.

To indicate acceptance of these terms, please sign and return a copy of this letter (via fax, pdf or regular mail).
David, we look forward to you joining Akebia. Teamwork, quality people and a business focus are all critical to Akebia's success. We are confident that you will play an important role in the future of our Company.

Akebia Therapeutics, Inc. 245 First Street Cambridge, MA 02142 T: +1 617.871.2098 F: +1 617.871.2099 www.akebia.com

  Very truly yours,

             /s/ Tamara Dillon

Tamara Dillon
              SVP, Chief People Officer

Response requested by Monday, June 15, 2020:

I accept the above employment offer and agree to its terms and conditions. By accepting this offer of employment, I acknowledge that no prior employment obligations or other contractual restrictions exist which preclude my employment with Akebia Therapeutics, Inc. I represent that I am not relying on any representations made to me by anyone other than as set forth above.

Accepted:

_/s/ David Spellman_________________________________  Date:  6/13/2020
David Spellman